Exhibit 5.4

Consent of Independent Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F-10 of Rusoro Mining LTD. of our report dated January 31, 2008, except as to Notes 22 and 23 for which the date is December 15, 2008 relating to the combined financial statements of Promotora Minera de Guayana P.M.G., S.A., and Related Companies which appears in Form 51-102F4 Business Acquisition Report (amended and restated) dated February 13, 2008 of Rusoro Mining Ltd., which is filed as Exhibit 4.15 to such Registration Statement.  We also consent to the references to us under the headings “Experts” in such Registration Statement.

Espiñeira, Sheldon y Asociados

Victor J. Morales F.

Caracas - Venezuela

December 15, 2008